MOORE, COCKRELL, GOICOECHEA & JOHNSON, P.C.

Mikel L. Moore
[Also Admitted in Arizona]
Dale R. Cockrell		145 Commons Loop, Ste. 200
[Also Admitted in South		Kalispell, MT 59901
Dakota and Colorado]	April 10, 2018
Sean P. Goicoechea		•
Jay T. Johnson
Christopher C. Di Lorenzo		P.O. Box 7370
[Also Admitted in Colorado]		Kalispell, MT 59904-0370
Katherine A. Matic
•

Office: (406) 751-6000
Fax: (406) 756-6522

The Board of Directors
Glacier Bancorp, Inc.
49 Commons Loop
Kalispell, Montana 59901
Re:    Legal Opinion Regarding Validity of Securities Offered
Ladies and Gentlemen:
We have acted as special counsel to Glacier Bancorp, Inc., a Montana corporation (“Glacier”), in connection with Glacier’s registration under the Securities Act of 1933, as amended (the “Act”), of 29,883 shares of Glacier common stock, $0.01 par value per share (the “Shares”), authorized for issuance upon the exercise of options granted under the Columbine Capital Corp. 2011 Equity Incentive Plan (the “Plan”). Pursuant to the Plan and Agreement of Merger Among Glacier Bancorp, Inc., Glacier Bank, Columbine Capital Corp., and Collegiate Peaks Bank, dated as of June 6, 2017 (the “Merger Agreement”), Glacier assumed the outstanding and unexercised options under the Plan, which options have converted into options to purchase Glacier common stock on the terms and conditions set forth in the Merger Agreement.
In connection with the Shares authorized for issuance under the Plan, we have examined the following: (i) the Plan; (ii) the Merger Agreement; (iii) the Registration Statement on Form S-8 to be filed by Glacier with the Securities and Exchange Commission (the “Registration Statement”); (iv) resolutions adopted by the Board of Directors of Glacier (“Board of Directors”) relating to the authorization and approval of the Merger Agreement and the assumption of the outstanding and unexercised options under the Plan; (v) resolutions of the Compensation Committee of the Board of Directors relating to the assumption of the outstanding and unexercised options under the Plan; and (vi)  such other documents as we have deemed necessary to form the opinion expressed below. We have assumed that the documents reviewed and relied upon in giving the opinion expressed below are true and correct copies of the documents and the signatures on such documents are genuine. As to various questions of fact material to such opinion, where relevant facts were not independently established, we have relied upon statements of officers of Glacier or representations of Glacier contained in the Merger Agreement. We have assumed, without independent investigation or review, the accuracy and

April 10, 2018

completeness of the facts and representations and warranties contained in the documents listed above or otherwise made known to us.
Our opinion assumes that the Shares are issued in accordance with the terms of the Plan after the Registration Statement has become effective under the Act.
Based upon and relying solely upon the foregoing, we are of the opinion that the Shares, or any portion thereof, when issued pursuant to and in accordance with the Plan, after the Registration Statement has become effective under the Act, will be validly issued under the laws of the State of Montana and will be fully paid and non-assessable.
The opinion set forth herein is made as of the date hereof. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
This opinion letter is limited to the application of the laws of the State of Montana and we express no opinion as to the laws of any other jurisdictions.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the legal reference to this firm under the caption “Interests of Named Experts and Counsel” as having passed upon the validity of the Shares. In giving such consent, we do not thereby admit that we are experts within the meaning of the Act.

Sincerely,

MOORE, COCKRELL, GOICOECHEA & JOHNSON, P.C.

/s/ MOORE, COCKRELL, GOICOECHEA & JOHNSON, P.C.